EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149450, No. 333-124818, No. 333-52766) of Garmin International, Inc. of our report dated June 21, 2016, relating to the financial statements and supplemental schedule of the Garmin International, Inc. Retirement Plan, which appears in this Form 11-K.

/s/ RubinBrown LLP

Overland Park, Kansas

June 21, 2016